Exhibit 99.1

XpresSpa Names Douglas Satzman as CEO and Director

Former CEO and Director Ed Jankowski to Depart

NEW YORK, February 13, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today named Douglas Satzman as its new CEO following the departure of former CEO and Director Ed Jankowski. Mr. Satzman has also been appointed to the Board to fill the vacancy created by the departure of Mr. Jankowski.

Over the past several months, the Board had been discussing Mr. Jankowski’s future service to the Company with him while conducting a formal search to identify and recruit a highly qualified executive so as to ensure a smooth transition in the C-suite.

Mr. Satzman is an energizing and successful C-level executive with a 20+ year track record of high revenue growth, profit achievement and talent development at blue-chip multi-channel retailers in the US and EMEA.

Bruce Bernstein, Chairman of the Board, said, “We are very pleased to welcome Doug to our executive leadership team as our new CEO. Doug brings to us extensive company experience leading billion dollar as well as smaller founder led organizations and has a proven track record of successful business transformations characterized by significant improvements in sales and profitability.”

Mr. Bernstein continued, “The Board is confident that it has found an ideal candidate in Mr. Satzman to lead XpresSpa in reaching its full potential within the burgeoning health and wellness industry and therefore moved quickly and opportunistically to effect an executive transition. We are excited and confident in his ability to lead XpresSpa as we execute our priorities and plans for sustainable growth and profitability over the long term. We also thank Ed for his service and wish him the very best in the future.”

Mr. Satzman added, “It is my privilege to be appointed as the next CEO for XpresSpa. I am excited to work with the Board and our talented team to lead this next chapter of growth and focus on raising the level of hospitality of the guest experience.”

Mr. Satzman most recently served as CEO of Joe Coffee Company, a premium Specialty Coffee chain serving craft roasted coffee and artisanal food items with over 20 company owned cafes in New York City and Philadelphia. During his tenure, he created a multi-channel national growth plan, created infrastructure and assembled a leadership team after the first private equity investment in the 15 year-old family business. Previously, Mr. Satzman was Chief Executive Officer, US of Le Pain Quotidien, a premium Bakery & Full Service Restaurant chain serving artisanal breads/ pastries, organic products & wholesome cuisine in over 90+ company owned restaurants across the US where he developed a long-term growth strategy focused on building organic sales, opening new stores and markets, creating multi-channel growth platforms and leveraging technology. He also re-organized the corporate and field teams which resulted in improved customer service, improved store level support and reduced costs.

Prior to that, Mr. Satzman spent fourteen years at Starbucks Coffee Company where he held roles of increasing responsibility across the US and Europe, culminating in being named Senior Vice- President, EMEA Business Development & Channel Operations. In that role, he led and delivered a high growth strategy across Europe, Russia, Middle East and Africa as well as non-company owned retail operations across 35+ countries. During his assignments in the US and EMEA, Mr. Satzman’s direct responsibilities included leading the Travel vertical including operations and business development across all airports resulting in significant revenue, profit and growth.

Mr. Jankowski stated, “While I have greatly enjoyed my experience at XpresSpa in helping to solidify the brand’s strong positioning in health and wellness and improve its financial condition, I am looking forward to the later phases of my corporate and personal life. I appreciate the Board working with me on this executive transition and wish only the best for XpresSpa and its leadership.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally, including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Holland, and the United Arab Emirates. XpresSpa Group’s non-core assets include Infomedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

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